Exhibit 99.1

Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
CollaGenex Pharmaceuticals, Inc.	Financial Dynamics
215-579-7388	212-850-5606 / 5614

CollaGenex Pharmaceuticals Seeks Immediate Injunctive Relief to Enforce its Patent

Following Court’s Decision Allowing FDA to Approve ANDAs Covering Generic Versions

of Periostat®

Newtown, PA, January 20, 2005 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that it intended to seek prompt injunctive relief to protect its patent and intellectual property rights following a decision by the United States District Court for the District of Columbia. The decision upheld the FDA’s classification of Periostat® as an antibiotic drug which is not entitled to the patent and exclusivity protection otherwise available under the Hatch Waxman amendments to the Food, Drug, and Cosmetic Act. Periostat is the registered trademark of CollaGenex’s proprietary 20mg tablets of doxycycline hyclate approved as the only systemic adjunct to scaling and root planing for the treatment of adult periodontitis.

CollaGenex is seeking a temporary restraining order and a preliminary injunction in the United States District Court for the Eastern District of New York. In that Court, CollaGenex recently filed a complaint for patent infringement against both IVAX Pharmaceuticals Inc. and CorePharma LLC (“Defendants”). CollaGenex alleges that the Defendants’ submissions of Abbreviated New Drug Applications (“ANDA’s”) covering their 20mg tablets of doxycycline hyclate infringe United States Patent RE 34,656, of which CollaGenex is the exclusive licensee. CollaGenex seeks an injunction preventing the Defendants from introducing 20mg tablets of doxycycline hyclate into the market in the United States until its patent claims have been resolved.

“CollaGenex is the exclusive licensee of valid patents that cover, among other things, the use of doxycycline to treat adult periodontitis. We will vigorously pursue all legal avenues to defend our patent rights,” said Colin Stewart, president and chief executive officer of CollaGenex.

In July 2003, the United States District Court for the District of Columbia had issued a preliminary injunction that had temporarily restrained the FDA from approving any ANDA for generic versions of Periostat. The injunction was ordered pending final resolution of CollaGenex’s challenge to the FDA’s classification of Periostat. Yesterday’s decision dissolves that injunction and would permit the FDA to approve any otherwise eligible application to market a generic version of Periostat. CollaGenex will appeal this decision.

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company’s professional dental pharmaceutical sales force markets Periostat, which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis. The dental sales force also promotes Atridox®, Atrisorb FreeFlow® and Atrisorb-D FreeFlow®, Atrix Laboratories, Inc.’s products for the treatment of adult periodontitis, to the dental market. The Company’s professional dermatology sales force markets Pandel®, a prescription topical corticosteroid licensed from Altana, Inc.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward-Looking Statements

Statements in this press release, including statements relating to the CollaGenex intellectual property and patent rights and its litigation with IVAX and CorePharma, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in CollaGenex’ most recent Annual Report on Form 10-K for the year ended December 31, 2003 and the most recent Form 10-Q for the Quarter ended September 30, 2004 under the sections “Additional Factors That May Affect Future Results” and “Additional Risks That May Affect Results” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. CollaGenex assumes no obligations to update the information included in this press release.

Periostat is a registered trademarks of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel is a trademark of Taisho Pharmaceuticals.

Atridox, Atrisorb and Atrisorb-D are registered trademarks of Atrix Laboratories, Inc.

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